Sponsor
Guggenheim Partners Investment Management, LLC
Chief Compliance Officer

Owner
GPIM Director of Policies & Procedures

Contact
Arik.Hirschfeld@GuggenheimPartners.com

Effective Date
March 1, 2016

Table of Contents

1.	Objectives of the Code of Ethics		4
2.	Who is Subject to the Code?		4
3.	Who Administers the Code?		5
	3.1.	Chief Compliance Officer	5
	3.2.	Code of Ethics Compliance Platform	6
4.	Fiduciary Duty to Clients		7
	4.1.	Managing Conflicts	7
	4.2.	Confidentiality and Safeguarding Information	7
	4.3.	Prohibition on Front Running	7
	4.4.	Compliance with the Code of Ethics	8
5.	Reporting of Personal Trading		8
	5.1.	Which Investment Accounts Do Access Persons Need to Report?	8
	5.2.	Required Initial Holdings Reports and Certifications	9
	5.3.	Required Quarterly Transaction Reports	10
	5.4.	Annual Holdings Reports and Certifications	12
	5.5.	New Investment Accounts	12
6.	Pre-clearance for Personal Trading		12
	6.1.	Trades Requiring Pre-Clearance	13
	6.2.	Trades Not Requiring Pre-Clearance	13
	6.3.	Prohibited Transactions	14
7.	Trading Restrictions		14
	7.1.	For All Trading	14
	7.2.	Excessive Trading in Reportable Accounts	15
	7.3.	Holding Periods	15
8.	Gifts & Entertainment		16
	8.1.	Questions and Requests for Exceptions	17
9.	Annual Review		17
10.	Retention of Records		17
11.	Sanctions		17
12.	Interpretations and Exceptions		18
13.	Supplement 1 – Transactions in Closed End Funds (“CEFs”) Advised or Sub-Advised by the Advisor		19

14.	Supplement 2 – Transactions in Exchange Traded Funds (“ETFs”) Advised or Sub-Advised by the Advisor and Securities Traded by Such Funds	21
15.	Supplement 3 – Transactions in Unit Investment Trusts (“UITs”) for Which the Advisor Assists with the Selection of Securities Traded by Such Trusts	22

1.	Objectives of the Code of Ethics

Guggenheim Partners Investment Management, LLC (“GPIM” or the “Advisor”), its subsidiaries and affiliated investment advisers are committed to conducting our investment advisory business with the highest legal and ethical standards. We aim to uphold our reputation of integrity and professionalism in the furtherance of the interests of our clients and in a manner that is consistent with all applicable laws, rules and regulations. This reputation is a vital business asset and has generated the trust and confidence of GPIM’s clients

Accordingly, the Advisor has adopted this Code of Ethics (the “Code”) to effectuate the purposes and objectives of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and in accordance with industry best practices. All persons associated with the Advisor are responsible for knowing and understanding the policies and guidelines contained in the Code. Our conduct should reflect GPIM’s values, demonstrate ethical leadership, and promote a work environment that upholds our reputation for integrity, ethical conduct and trust. The Code sets forth the general principles and standards of conduct expected from you. It cannot and is not intended to cover every scenario or circumstances under which you may face business and personal conflicts. Technical compliance is not enough and you are expected to comply with the spirit of the Code.

Compliance monitors, surveils and escalates to the business when appropriate. The GPIM Chief Compliance Officer (“CCO”) and GPIM Compliance Department should be contacted for advice and recommendations as to compliance with regulatory requirements, this Code and together with the GPIM Compliance Manual (“Manual”), the Compliance Program. However, the business has primary authority and control over the investment activities and operation of GPIM and for managing employees. Access Persons should contact Guggenheim Partners’ Central Compliance Department (“Central Compliance”) with any questions on employee trading and activities.

If you have any questions, please speak to a member of the GPIM Compliance Department.

2.	Who is Subject to the Code?

As a condition of employment, all individual employees, officers, principals, partners and directors of GPIM (generally referred to as “Employees”) are required to comply with the Code. In addition, the following categories of persons are considered to be Access Persons and are required to comply with the Code together with Employees. “Access Person”1 includes any:

a.	Employee, Director, officer, manager, principal and partner of the Advisor (or other persons occupying a similar status or performing similar functions), or other person who provides advice on behalf of the Advisor or is subject to the Advisor’s supervision and control;

b.	Any person who:

[1]	This includes any arrangement where the Access Person serves as an agent, executor, trustee or in another capacity.

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i.	Has access to nonpublic information regarding any of the Advisor’s client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the Advisor or their affiliates manage, or any fund which is advised or sub-advised by the Advisor (or certain affiliates, where applicable);

ii.	Makes recommendations or investment decisions on behalf of the Advisor;

iii.	Has the power to exercise a controlling influence over the management and policies of the Advisor, or over investment decisions, who obtains information concerning recommendations made to a client account with regard to the purchase or sale of a security;

iv.	The CCO shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Access Person. Such determination shall be made based upon an application of the criteria provided above, whether an appropriate confidentiality agreement is in place, and such other information as may be necessary to ensure that proprietary information is protected. As such, temporary employees may only be subject to certain sections of the Code, such as certifying to it, or may be exempt from certain reporting requirements such as not having to hold their reportable accounts at the permitted broker-dealers; or

v.	Any person deemed to be an Access Person by the CCO.

3.	Who Administers the Code?

3.1.	Chief Compliance Officer

3.1.1.	Responsibilities

The Advisor’s Compliance Department (the “GPIM Compliance Department”) is responsible for administering the Code of Ethics under the auspices and responsibility of the CCO and the Advisor’s senior management. The CCO will delegate appropriate responsibilities to designated members of the GPIM Compliance Department. Central Compliance administers certain sections of the Code of Ethics pertaining to Employee activities.

3.1.2.	Reporting of Violations

If an Access Person becomes aware of a violation of this Code or a violation of applicable law, the Access Person has an obligation to report the matter promptly to the CCO.

3.1.3.	Review of Violations

The GPIM Compliance Department will review all violations of the Code and oversee any appropriate investigation and subsequent response. As the designee of senior management, the CCO shall have the right to make final and binding interpretations of the Code and may grant, using his/her discretion, exceptions to certain of the Code’s requirements and restrictions.

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▪	No Employee, who in good faith reports a violation of this Code, shall suffer harassment, retaliation or with respect to a report concerning a violation by another Employee, adverse employment consequences.

▪	An Employee who retaliates against someone who has reported a violation in good faith may be subject to disciplinary action. Alternatively, the Advisor will treat any malicious or knowingly false report of a violation to be a serious offense and may discipline the Employee making such a report.

3.1.4.	Review of CCO Compliance with Code

A member of senior management of the Advisor or any other person designated (e.g., a member of the Legal Department), who may or may not be an Employee of the Advisor, is responsible for reviewing the CCO’s personal trading reports and Code certifications required under the Code. If the CCO is in violation of the Code, senior management will impose the appropriate sanction(s).

3.1.5.	Employee Cooperation

Employees are encouraged to share questions, concerns, suggestions or complaints with the GPIM Compliance Department. Reports of violations or suspected violations will be kept confidential to the extent possible, but consistent with the need to conduct an adequate investigation.

3.2. Code of Ethics Compliance Platform

3.2.1.	Use of Compliance Platform

The Advisor utilizes an electronic Compliance Platform, to manage the Code’s reporting and certification obligations. Access Persons are required to use the Compliance Platform, to the extent practical.

▪	Code reporting requirements are to be completed through the Compliance Platform (including certifications, personal securities transactions covered by the Code, disciplinary disclosures, outside business affiliations, private transactions, board memberships, and gifts and entertainment) or through an alternate manner approved by the GPIM Compliance Department.

▪	At the time of designation as an Access Person, Central Compliance will provide all Access Persons with login information and instructions for using the Compliance Platform.

3.2.2.	Electronic Reporting

Quarterly personal securities transaction reporting and annual holdings reporting will be completed electronically, to the extent practical. In order for duplicate brokerage statements to be sent directly to the Compliance Platform or for electronic feeds to be established, Access Persons may need to provide appropriate authorization to their brokers.

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3.2.3.	Exceptions to Electronic Reporting

On a case by case basis and at the discretion of Central Compliance, paper reports and certifications may be accepted in lieu of electronic reporting on the Compliance Platform.

4.	Fiduciary Duty to Clients

4.1. Managing Conflicts

Access Persons who owe a fiduciary duty to clients have an obligation to act in their clients’ best interests. Access Persons must scrupulously avoid serving personal or conflicted interests ahead of the interests of clients. Conflicts and potential conflicts can arise in a variety of situations. All Access Persons must also seek to identify and appropriately address potential conflicts between and among client accounts as well. One client’s interests may not be favored over the interests of another. The GPIM Compliance Manual, available via OneGuggenheim, includes a Private Transactions Conflicts of Interests Review Policy that provides additional guidance and procedures for addressing potential conflicts within a business transaction context.

4.2. Confidentiality and Safeguarding Information

Unless permitted in writing prior to disclosure, information regarding clients or their accounts may not be shared with persons outside of the Advisor, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or the Advisor on behalf of its clients may not be shared. Access Persons may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information must remain confidential and may not be shared outside the Advisor.

4.3. Prohibition on Front Running

Front-running, or engaging in conduct that may be construed as front-running, is strictly prohibited under this Code. Such conduct generally involves an Access Person purchasing or selling a Covered Security for his/her own account(s) on the basis of trading plans or actual trading positions of the Advisor’s client account(s) over which the Access Person has investment control when the Access Person knows that such order is likely to materially change a price received by a client or move a market to the benefit of the Access Person and detriment of the client. Proprietary, Access Persons’, and discretionary accounts will be monitored for front-running.

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4.4. Compliance with the Code of Ethics

On an annual basis, Access Persons are required to acknowledge that they have reviewed, understand and agree to comply with the Code of Ethics. A current copy of this Code of Ethics is available via OneGuggenheim.

5.	Reporting of Personal Trading

It is the sole responsibility of the Access Person to ensure that all reporting requirements are completed by the timeframes set forth by this Code. This may mean that the Access Person may have to enter information manually, provide statements or follow up with his/her broker-dealer or bank.

5.1.	Which Investment Accounts Do Access Persons Need to Report?

Generally, any account which is in the name of the Access Person and members of his/her Immediate Family2, which can, even if the account does not currently, hold Covered Securities (as defined in Section 5.3.1) will need to be reported.

5.1.1.	Report any of the following Investment Accounts:

a.	The Access Person has Beneficial Ownership[3] over an Investment Account.

b.	Any Investment Account with a broker-dealer or bank over which the Access Person has investment decision-making authority (including accounts that the Access Person is named on, such as being a guardian, executor or trustee, as well as accounts that Access Person is not named on such as an account owned by another person but for which the Access Person has been granted trading authority).

c.	Any Investment Account with a broker-dealer or bank established by partnership, corporation, or other entity in which the Access Person has a direct or indirect interest through any formal or informal understanding or agreement.

d.	Any college savings account in which the Access Person has investment discretion and which holds securities issued under Section 529 of the Internal Revenue Code and in which the Access Person has a direct or indirect interest.

e.	Any other account that the CCO deems appropriate in light of the Access Person’s interest or involvement.

[2]
Immediate Family includes, but is not limited to, a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law, living in the same household, or otherwise dependent on the Access Person. Access Persons may rebut this presumption if they are able to provide the Advisor with satisfactory assurances that they have no material interest in the account and exercise no control over investment decisions made regarding the account. Access Persons should consult with Central Compliance for guidance regarding this process.

[3]
A person has Beneficial Ownership if he or she, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary (financial) interest in a (i) security or (ii) accounts which can hold securities, including but not limited to: individual, joint, partnership, custodial, trust, IRA, UGMA and KEOGH accounts. The determination of Beneficial Ownership is the responsibility of each Access Person: it is a fact-based decision.

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f.	Any account in which the Access Person’s Immediate Family is the owner. Access Persons are presumed to have investment decision-making authority for, and therefore should report, any Investment Account of a member of their Immediate Family if they live in the same household.

g.	Any 401(k) accounts from a previous employer which can, or offer the ability to, hold Covered Securities.

5.1.2.	Independently managed third party account reporting:

a.	Access Persons should disclose managed/third-party discretionary accounts, i.e., where the person has “no direct or indirect influence or control”.

b.	Access Persons may be required to obtain a signed copy of the Managed Account Letter (provided by Central Compliance) from their third-party investment advisor confirming that the advisor has authority to effect transactions on behalf of the account without obtaining prior consent of the Employee and that the Employee does not direct trades in the account.

c.	Access Persons should immediately notify Central Compliance in writing if there are any changes in control over the account or if there are any changes to the relationship between the trustee or third-party investment advisor and the Access Person (i.e., independent professional or friend or relative, unaffiliated versus affiliated firm).

d.	Trades in such accounts are not subject to the trading restrictions of the Code.

e.	Account holdings/transactions in such accounts do not need to be reported if the Access Person has no influence or control over the account.

5.2.	Required Initial Holdings Reports and Certifications

 Information that is required when you initially become subject to the Advisor’s Code:

a.	Access Persons must report all of their investment accounts. (See Section 5.1.1 on page 8 for more information.)

b.	The report must include copies of statements which include the name of the broker/dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.

i.	If the Access Person’s brokerage firm provides automatic feeds to the Compliance Platform, the Advisor will obtain account information electronically, after the Access Person has completed the appropriate authorizations as required by the brokerage firm.

ii.	If the brokerage firm does not provide automatic feeds to the Compliance Platform, Central Compliance will arrange with the broker to send duplicate confirmations and statements directly to the Compliance Platform, but the Access Person’s assistance may be required.

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c.	All required account information must be reported within 10 calendar days from the date of hire, or the date on which the Access Person becomes an Employee of the Advisor and so designated as an Access Person, and the information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person.

d.	Access Persons must complete a form certifying receipt and acknowledgement of this Code.

e.	All new Access Persons and any new accounts of current Access Persons must maintain their personal brokerage accounts with brokerage firms designated and approved by Central Compliance.

f.	Existing accounts by new Access Persons which are not held at the permitted broker-dealers must be transferred within 60 calendar days from the date the Access Person is so designated; the failure to transfer within this time will be considered a violation of this Code. Any request to extend the 60 days transfer deadline must be accompanied by a written explanation by the current broker-dealer as to the reason for delay. Central Compliance may grant specific exceptions in writing.

5.3.	Required Quarterly Transaction Reports

5.3.1.	Information required on a quarterly basis:

Access Persons must report all their quarterly transactions in Covered Securities in which they have a direct or indirect beneficial interest, within at least 30 calendar days after quarter end.

“Covered Securities,” as defined by the Acts, are any financial instrument related to a security, including:

▪	Stock

▪	Note

▪	Treasury stock

▪	Security future

▪	Bond

▪	Debenture

▪	Evidence of indebtedness

▪	Investment contract

▪	Voting trust certificate

▪	Certificate of deposit for a security

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▪	Option on any security or on any group or index of securities (e.g., put, call or straddle)

▪	Exchange traded fund (ETF)

▪	Limited partnership

▪	Certificate of interest or participation in any profit-sharing agreement

▪	Collateral-RIC certificate

▪	Fractional undivided interest in oil, gas or other mineral right

▪	Pre-organizational certificate or subscription

▪	Transferable shares

▪	Foreign unit trust (i.e., UCIT) and foreign mutual fund

▪	Private Investments (as defined in Section 6.1 below). Please note that a Private Investments Pre-clearance Form (available through OneGuggenheim) must be completed prior to any new investment.

▪	Unit investment trusts (UIT)

▪	Closed-end mutual funds

▪	Any 529 college savings plans

▪	Open-end mutual funds managed, advised or sub-advised by the Advisor or an affiliate, as applicable

▪	Any other instrument that is considered a “security” under the applicable securities laws

The term “Covered Securities” does not include obligations of the U.S. government, futures on obligations of the U.S. government, bank loans, bankers acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments such as repurchase agreements, shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds, or open-end mutual funds which the Advisor or its affiliates, as applicable, do not manage, advise or sub-advise (Access Persons should be aware that investments in Guggenheim Funds through its 401(k) or Employee Investment Program are reportable as covered securities).

From time to time, the Compliance Platform may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, Access Persons will be notified by Central Compliance and must provide copies of the statements to Central Compliance who will forward the information to the Compliance Platform.

Access Persons must report any gifts and entertainment to or from Third Parties during the quarter, when the nominal value for each individual gift or entertainment exceeds $50. All gifts or entertainment exceeding $25 that involve a public official, or pension or ERISA plan official, must be pre-cleared by the GPIM Compliance Department. (See Section 8 on page 16 for more information.)

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5.4.    Annual Holdings Reports and Certifications

5.4.1.	Information required on an annual basis:

▪	Access Persons must provide a list of all Covered Securities in which they or their Immediate Family have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each covered security. Access Persons must report the account number, account name and financial institution for each investment account with a broker-dealer or bank for which they are required to report.

▪	Access Persons must report all accounts and holdings within 30 calendar days after year end via the Compliance Platform, or as otherwise permitted by Central Compliance, and the information must be current as of a date no more than 45 calendar days prior to the date the report is submitted.

▪	Access Persons must also certify annually that they have complied with the requirements and have disclosed all holdings required to be disclosed pursuant to the requirements of this Code. In addition, Access Persons will respond to personal disciplinary history questions.

5.5.    New Investment Accounts

Upon opening a reportable account or obtaining an interest in an account that requires reporting, the account must be reported within 5 calendar days of funding the investment account. The account must be reported to Central Compliance via the Compliance Platform or as otherwise permitted by Central Compliance, along with the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which interest or authority that requires the account to be reported was gained) and the date reported.

If the brokerage firm does not provide automatic feeds to the Compliance Platform, Central Compliance may, on a case-by-case basis, arrange with the brokerage firm to send duplicate confirmations and statements directly to the Compliance Platform and the Access Person’s assistance may be required.

6.	Pre-clearance for Personal Trading

All Access Persons must pre-clear any trades in their Investment Accounts (except as provided below) through the Compliance Platform prior to execution. Prior to participating in any Private Investments (as defined below), all Access Persons must pre-clear (i.e., receive approval) for proposed transactions through Central Compliance. This is necessary in order to verify that there is no conflict between the desired trade and the Advisor’s current activities or the interests of the Advisor and its clients. Approvals to trade in an Investment Account are generally only good until the close of business on the day they are sought. If an Access Person receives approval to trade a security and does not execute the trade on the day the approval is received, the trade will generally need to be pre-cleared again if the Access Person still wants to execute the trade. If an Access Person is in possession of material non-public information about any security, the Access Person must not trade it, despite pre-clearing the trade and receiving approval.

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6.1. Trades Requiring Pre-Clearance

1.	Covered Securities: Unless excluded below, Access Persons must pre-clear trades in Covered Securities through the Compliance Platform, which checks the trade against the Advisor’s Restricted List and any other applicable rules and guidelines. (See Section 5.3.1 above for the full list of covered securities.)

2.	Initial Public Offerings: Trades in IPO’s must be pre-cleared. Access Persons must request pre-approval by submitting the appropriate form to Central Compliance. The form is available on OneGuggenheim. Note: Any Employee who is also registered with a broker-dealer is prohibited from participating in an IPO.

3.	Private Investments: Private Investments include, but are not limited to investments in: hedge funds, private equity funds, venture capital funds, other private fund vehicles and privately-held companies. New Access Persons must disclose any existing Private Investments within ten days of becoming an Access Person. The Central Compliance Employee Activities Group sends an email to all new Access Persons with the Private Investments Disclosure Form, which they must complete. Existing Access Persons are required to seek prior written approval to invest in any new Private Investments and must complete the Private Investments Pre-clearance Form (available through OneGuggenheim), providing information about the investment that will assist Central Compliance with the review of the request. The Conflicts Review Committee may also review private investment requests for approval, as necessary.

6.2. Trades Not Requiring Pre-Clearance

1.	Government Securities/Certain Other Debt Instruments: Trades in any direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements are not required to be pre-cleared.

2.	Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be pre-cleared.

3.	Open-End Registered Funds: Trades in open-end mutual funds that are not advised or sub-advised by the Advisor or affiliates are not required to be pre-cleared.

4.	No Knowledge: Securities transactions where no knowledge of the transaction exists before it is completed are not required to be pre-cleared. For example, a transaction effected by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when the Access Person is neither consulted nor advised of the trade before it is executed, are not required to be pre-cleared. If an option is exercised, the underlying transaction need not be pre-cleared though the option itself must be pre-cleared.

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5.	Certain Corporate Actions: Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be pre-cleared.

6.	529 College Savings Plans Not Advised or Sub-Advised by the Advisor: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code, unless the underlying investment includes open-end Registered Funds advised or sub-advised by the Advisor, are not required to be pre-cleared.

7.	Miscellaneous: Any transaction in any other securities as Central Compliance may designate.

6.3. Prohibited Transactions

1.	Investment Clubs: Participation in Investment Clubs is prohibited. Generally, an Investment Club is a group of people who pool their money to make investments. Usually, Investment Clubs are organized as partnerships and after members study different investments, the group decides to buy or sell based on a majority vote of the members. If you have any questions regarding whether an arrangement is an Investment Club, please contact Central Compliance.

2.	Commodity Interests: Trading in Commodity Interests and related Futures are generally prohibited, except for certain types of futures. See the NFA Compliance Manual available on OneGuggenheim, for the list of permissible futures. Access Persons should consult with Central Compliance with regard to whether a particular instrument is a commodity interest. Senior management, together with the CCO, may grant exceptions to this prohibition on a case-by-case basis and approval will be conditioned on compliance with certain requirements.

7.	Trading Restrictions

7.1. For All Trading

In addition to reporting and pre-clearance obligations, the Code also includes restrictions regarding the manner in which Covered Securities may be traded and held in any reportable Investment Accounts. (See Section 5.1.1 on page 8 for more information.)

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Regardless of whether a transaction is specifically prohibited in this Code, no person subject to this Code may engage in any personal securities transactions that (i) impact their ability to carry out their assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest. Access Persons are prohibited from the following under any circumstances:

7.1.1.	Market Manipulation

Securities transactions may not be executed with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

7.1.2.	Trading on Inside Information

Transactions (e.g., purchases or sales) of any security cannot be made if in possession of material non-public information about the security or the issuer of the security. (Please also refer to the GPIM Compliance Manual for the Policy on Insider Trading.)

7.1.3.	Front-running

No Access Person may trade ahead of a client transaction. (See Section 4.3 on page 7 for more information.)

7.2. Excessive Trading in Reportable Accounts

Access Persons may not engage in excessive personal trading. Access Persons shall not make more than 60 covered securities trades in any reporting quarter. Transactions that do not require pre-clearance are not included in the total, and buy or sell transactions respectively, executed in the same security on the same day, are considered to be one transaction (i.e., an approved transaction executed in lots throughout the day is considered one transaction).

7.3. Holding Periods

7.3.1.	Registered Funds

Holding periods apply for any funds advised or sub-advised by the Advisor. A list of applicable funds subject to additional personal trading policies is included as Supplements 1, 2 and 3.

▪	After purchase in an account of a closed-end mutual fund advised or sub-advised by the Advisor, Access Persons must hold that security in that account for at least 60 calendar days from the date of purchase.

▪	Note that this limitation also applies to any purchase or sale in an Access Person’s individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for their or their Immediate Family.

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8.	Gifts & Entertainment

Guggenheim recognizes the value of maintaining good working relationships with clients, potential clients, consultants, counterparties, vendors, and other business contacts (“Third Parties”). Subject to the requirements set out below, Access Persons are permitted, on occasion, to give and accept gifts and invitations to entertainment events to or from Third Parties. Entertainment includes any social, hospitality, or sporting event, meal, leisure activity, or similar event. Entertainment includes transportation or lodging related to such activity or events.4

Access Persons must comply with the following guidelines when providing or accepting gifts or entertainment to or from Third Parties:

▪	As a general principle, Access Persons should not accept or provide gifts or entertainment that are lavish, or intended inappropriately to influence or could be perceived as inappropriately influencing business decisions that affect Guggenheim or potential or existing clients or investors.

▪	In order to ensure that Access Persons are not beholden to a Third Party and that their judgment remains objective, Access Persons must promptly report any gifts and entertainment given to or received from Third Parties, when the nominal value for each individual gift or entertainment exceeds $50. Gift and Entertainment reporting must be made via the Compliance Platform. Gifts of food baskets that are meant to be shared with multiple Employees do not require reporting.

▪	Access Persons are not permitted to solicit gifts or entertainment or anything of value from a Third Party.

▪	Federal, state and local laws restrict the offering of gifts or entertainment to public officials or employees. Similar laws and regulations restrict or limit the offering of gifts or entertainment to ERISA and Pension Plan employees. Improper gifts or entertainment may result in the Advisor being disqualified or unable to enter into contracts with governmental entities. Accordingly, for any proposed gifts or entertainment in an amount of $25 or more involving government officials or pension or ERISA plan officials, Access Persons must receive pre-approval from the GPIM Compliance Department. Access Persons should contact the GPIM Compliance Department in the event they are unsure if they are dealing with a government official or a pension or ERISA official. Access Persons should also refer to and comply with the Guggenheim Capital Foreign Dealing and Anti-Bribery Policy.

▪	Gifts of cash or cash equivalents (e.g., gift certificates and gift cards) are prohibited. (Donations made to charitable/non-profit 501(c)(3) organizations that are not clients are exempted from the prohibition against cash or cash equivalents, but must still be reported as gifts under the provisions provided above.)

[4]	See the Private Plane Travel Policy in the GPIM Compliance Manual for additional guidance and related requirements.

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As appropriate, Guggenheim will reimburse Access Persons for appropriately authorized and properly documented expenses in accordance with the Guggenheim Travel and Entertainment Expense Reimbursement Policy. The requirements stated in this section apply whether the expense is reimbursed or not, or even if the Access Person is not seeking reimbursement. Moreover, the reporting of gifts and entertainment using the form available on OneGuggenheim is required regardless of whether the Access Person submits an expense for reimbursement.

8.1. Questions and Requests for Exceptions

Access Persons are expected to exercise good judgment in receiving and providing gifts and entertainment. Access Persons should confer with the GPIM Compliance Department when in doubt as to whether a gift or entertainment is appropriate or if they have questions of any kind about this policy. Violations of this policy may lead to disciplinary action up to and including termination of employment. Any exception to this policy requires prior review and written approval by the Access Person’s manager and the CCO (or designee). The GPIM Compliance Department will provide training on this policy.

9.	Annual Review

The GPIM Compliance Department will review the adequacy of the policies and procedures contained in this Code and the effectiveness of its implementation on an annual basis. This review will consider any changes in the business activity of the Advisor and any changes to the Advisers Act or applicable regulations that might suggest a need to revise the policies and procedures contained herein. In addition, the GPIM Compliance Department will consider the need for interim reviews in response to significant compliance events, changes in business arrangements or regulatory developments.

10.	Retention of Records

This Code, as updated from time to time, acknowledgements of receipt of a copy of the Code by each Access Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Advisor as required under the Advisers Act for a period of not less than 5 years.

Central Compliance will use best efforts to assure that all requests for pre-clearance, all personal securities transaction reports and all reports of securities holdings are treated as "Personal and Confidential." However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within the Advisor and its affiliates as are necessary to evaluate compliance with, or sanctions under, this Code.

11.	Sanctions

This Code is designed to facilitate compliance with applicable laws and to reinforce the Advisor’s reputation for integrity in the conduct of their businesses. For violations of this Code, sanctions may be imposed as deemed appropriate by the GPIM Compliance Department with Central Compliance and as applicable in coordination with senior management. Escalation will depend on the severity and frequency of the infraction considering the facts and circumstances such as potential or actual harm or reputational risk to clients, prospects or the Advisor. A pattern of violations that individually do not violate the law, but which taken together demonstrate a pattern of lack of respect for the Code, may result in disciplinary action, including termination of employment.

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Specifically, the Access Person shall be subject to remedial actions which may include, but are not limited to, any one or more of the following: (1) verbal warning and/or letter of instruction; (2) written memo or letter of caution (including requirement for additional training) or other measures; (3) enhanced supervision or management plan; (4) decrease in compensation, performance measure or other penalty; (5) termination of employment; or (6) referral to civil or governmental authorities for possible civil or criminal prosecution. If the Access Person is normally eligible for a discretionary bonus, violations of the Code may also reduce or eliminate the discretionary portion of his/her bonus.

12.	Interpretations and Exceptions

The GPIM Compliance Department shall have the right to make final and binding interpretations of the Code and may grant, at its discretion, exceptions to certain of the prohibited transactions as described in this Code. Any memorandum created regarding the granting of any such exceptions will be retained. Each Access Person must obtain written approval from the GPIM Compliance Department before taking any action regarding such an exception.

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13.	Supplement 1 – Transactions in Closed End Funds (“CEFs”) Advised or Sub-Advised by the Advisor

With respect to transactions in CEFs advised or sub-advised by the Advisor, the following requirements are in addition to, or supplement, the requirements of the Advisor’s Code of Ethics (“Code”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.

13.1.	Pre-Approval

Access Persons are required to obtain prior approval through the Compliance Platform before undertaking any transaction (e.g., purchase or sale) in CEFs advised or sub-advised by the Advisor. Pre-approval is in addition to, not a substitute, for other restrictions discussed below.

13.2.	Blackouts – Dividend

Access Persons are prohibited from trading in CEFs advised or sub-advised by the Advisor seven (7) days before and seven (7) days after the initial dividend of such CEF is declared. Access Persons are also prohibited from trading in CEFs advised or sub-advised by the Advisor seven (7) days before the dividend of such CEF is declared. Dividends that are automatically reinvested are not subject to the pre-approval requirement.

13.3.	Blackouts – Fund Securities

Access Persons with knowledge about or access to information about CEF equity transactions (“Equity Access Persons”) may not engage in personal transactions in equity securities to be traded in CEFs advised or sub-advised by the Advisor seven (7) days before and seven (7) days after such transaction.

13.4.	Holding Period

Access Persons are required to hold any purchase of CEFs advised or sub-advised by the Advisor for sixty (60) calendar days. Additional holding period requirements exist for persons deemed to be insiders of a closed-end fund for the purposes of Section 16 of the Securities Exchange Act of 1934. Such persons should contact Central Compliance prior to effecting trading in the closed end fund(s) for which they are an insider.

13.5.	Requests for Exceptions from Blackouts

Requests for exceptions from the blackout restriction should be submitted in writing to Central Compliance. Central Compliance shall respond to all such requests in writing. Central Compliance will maintain records of all exception requests and records of all responses.

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13.6.	Review of Trading

Central Compliance will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures. A record of such reviews will be maintained by Central Compliance.

13.7.	Reporting of Transactions

Access Persons must email the CEFs Advisor at: Section16Filings@guggenheimfunds.com, but in no event more than 24 hours, after any transaction in CEFs advised or sub-advised by the Advisor. Such reporting is required to make mandatory regulatory filings within the required time period.

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14.	Supplement 2 – Transactions in Exchange Traded Funds (“ETFs”) Advised or Sub-Advised by the Advisor and Securities Traded by Such Funds

With respect to transactions in an ETF advised or sub-advised by the Advisor and equity securities traded by such Funds, the Advisor’s Access Persons are required to comply with the following requirements which are in addition to, or supplement, the requirements of the Advisor’s Code of Ethics (“Code”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.

14.1.	Pre-Approval

Access Persons are required to obtain prior approval through the Compliance Platform before undertaking any transaction (e.g., purchase or sale) in an ETF advised or sub-advised by the Advisor and the securities held by such ETFs. Pre-approval is in addition to, not a substitute for, other guidelines discussed below.

14.2.	Blackouts – Fund Securities

With respect to the Advisor role as the advisor or sub-advisor to an ETF, no Access Person with knowledge about or access to information about ETF equity transactions (“Equity Access Persons”) shall engage in a securities transaction in an equity security recommended for inclusion or exclusion for the ETF from the time a final recommendation concerning such security is communicated, either to the Advisor’s investment decision-maker or to the ETF’s Advisor, until the security is purchased or sold by the ETF.

14.3.	Investment of Dividends

Dividends that are automatically reinvested are not subject to the pre-approval requirement.

14.4.	Requests for Exceptions from Blackouts

Requests for exceptions from the blackout restriction should be submitted in writing to Central Compliance. Central Compliance shall respond to all such requests in writing. Central Compliance will maintain records of all exception requests and records of all responses.

14.5.	Review of Trading

Central Compliance will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures. A record of such reviews will be maintained by Central Compliance.

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15.	Supplement 3 – Transactions in Unit Investment Trusts (“UITs”) for Which the Advisor Assists with the Selection of Securities Traded by Such Trusts

With respect to transactions in a UIT for which the Advisor assists with the selection of securities traded by such Trusts, and with respect to securities selected for inclusion for any such UIT, the Advisor’s Access Persons are required to comply with the following requirements which are in addition to, or supplement, the requirements of the Advisor’s Code of Ethics (“Code”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.

15.1.	Blackouts

With respect to the Advisor’s role in security selection for UITs, no Access Person with knowledge about or access to information about UIT equity transactions (“Equity Access Persons”) shall engage in a securities transaction in an equity security recommended for inclusion or exclusion for the UIT from the time a final recommendation concerning such security is communicated to the UIT Sponsor until the time such security is deposited into the UIT.

15.2.	Requests for Exceptions from Blackouts

Requests for exceptions from the blackout restriction should be submitted in writing to Central Compliance. Central Compliance shall respond to all such requests in writing. Central Compliance will maintain records of all exception requests and records of all responses.

15.3.	Review of Trading

Central Compliance will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures. A record of such reviews will be maintained by the GPIM Compliance Department.

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